For Immediate Release

Contact:	Jon Safran Director, Investor Relations 713-209-8610 jon.safran@cooperindustries.com

Cooper Industries Reports First Quarter Revenues Up 11 Percent;
Earnings of $.86 Per Share, Including $.05 Per Share Gains From
Currency Related and Discrete Tax Items

Earnings Per Share Up 14 Percent to $.81 Excluding Gains from
Currency Related and Discrete Tax Items

HOUSTON, April 24, 2008 – Cooper Industries, Ltd. (NYSE:CBE) today reported first quarter 2008 earnings per share of $.86 (diluted), an increase of 21 percent compared with $.71 earnings per share for the first quarter 2007. Excluding gains from currency related and discrete tax items, the first quarter 2008 earnings per share of $.81 is 14 percent higher than comparable prior year results. First quarter 2008 revenues increased 11 percent to $1.55 billion, compared with $1.39 billion for the same period last year. For the first quarter of 2008, net income excluding gains from currency related and discrete tax items rose 10 percent to $145.1 million, compared with $131.9 million for the prior year’s first quarter.

“Cooper had a very strong start to 2008. Our significant exposure to the energy and global project infrastructure markets, as well as increasing investment in faster growing, higher-margin platforms allowed us to deliver solid top-line growth and double-digit earnings growth. Despite the loss of a large distribution center from a tornado and restructuring costs in our Cooper Tools business, we delivered 14 percent recurring EPS growth. Core revenue growth was supplemented by acquisitions, which contributed slightly more than 6 percent, as well as currency translation, which contributed almost 3 percent,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian.

The 2008 first quarter includes gains from currency related and income tax items totaling $8.3 million, or $.05 earnings per share.

During the first quarter of 2008, the Company purchased 6.3 million shares of common stock for $266.4 million and issued $300 million of seven-year senior unsecured notes at a 5.56 percent effective interest rate. As of March 31, 2008, the company’s debt net of cash and investments to total capitalization was 31.0 percent compared to 24.8 percent at December 31, 2007. “We continue to forecast free cash flow to exceed recurring income for the eighth year in a row. Our consistent ability to deliver strong free cash flow and our strong balance sheet enabled us the opportunity to take advantage of our weak stock price in the first quarter,” said Hachigian.

Segment Results
Electrical Products segment revenues for the first quarter of 2008 increased 12 percent to $1.36 billion, compared with $1.21 billion in the first quarter 2007. Acquisitions increased revenues by approximately 7 percent and currency translation contributed approximately 2 percent to the year-over-year growth. Segment operating earnings were $223.5 million, an increase of approximately 16 percent from $193.5 million in the prior year’s first quarter. Segment operating margin improved 40 basis points to 16.4 percent for the first quarter of 2008.

“We delivered a very strong 2008 first quarter against an outstanding prior year, where core revenues increased 9 percent,” said Hachigian.

The increase in revenues for the Electrical Products segment reflects continued strength in the industrial and energy markets, with international market initiatives providing further growth for the first quarter of 2008. The continued softness in the U.S. residential markets partially offset the segment’s overall revenue growth. Revenues and earnings were also impacted by the loss of a large distribution center from a tornado.

During the first quarter of 2008, the Company completed the acquisition of MTL Instruments Group plc (“MTL”), a publicly traded company (LSE: MTI) based in the United Kingdom. The total purchase price, including assumed debt, was approximately $332 million. For the year ended December 31, 2007, MTL reported consolidated revenues of approximately $190 million.

Tools segment revenues for the first quarter of 2008 were $184.5 million, up slightly from 2007 first quarter revenues of $183.4 million. Excluding the effects of currency translation, revenues for the quarter were approximately 5 percent lower than 2007 first quarter on declining retail revenue and weaker North America industrial demand. International industrial demand provided some offset to the lower North America revenue results for the quarter. Segment operating earnings were $17.2 million, down from the first quarter 2007 levels of $21.8 million. Segment operating margin for the first quarter 2008 was 9.3 percent compared to 11.9 percent for the comparable prior year period. The first quarter 2008 results include approximately $1.0 million in restructuring costs.

Outlook
“While there continues to be considerable uncertainty in the U.S. economy, we have a diversified portfolio and have demonstrated the ability to execute upon our strategic initiatives,” said Hachigian. “We are encouraged by our order levels during the first quarter as they exceeded revenues in 7 of our 8 business units. We continue to see opportunities from our investments in developing markets, as well as the energy and utility infrastructure markets. We are confident of our ability to provide growth and leverage from our recent acquisition activities as we move through the remainder of 2008.”

“We have a strong management team in place and we remain committed to delivering a balance of growth, margin expansion and cash generation. For 2008, we are now forecasting earnings per share to increase 12 to 16 percent to $3.51 to $3.65, inclusive of the first quarter gains from currency and discrete tax items of $.05 per share as well as the expected second quarter acquisition integration and reorganization costs of $.02 to $.03 per share, with revenue gains in the range of 10 to 13 percent. For the second quarter of 2008, inclusive of expected acquisition integration and reorganization costs in the Tools segment, we expect earnings per share to increase 10 to 15 percent with revenue gains in the range of 12 to 15 percent.”

About Cooper Industries

Cooper Industries, Ltd. (NYSE: CBE) is a global manufacturer with 2007 revenues of $5.9 billion, approximately 87% of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2007, sixty percent of total sales were to customers in the industrial and utility end-markets and 34% of total sales were to customers outside the United States. Cooper, which has more than 31,500 employees and manufacturing facilities in 23 countries as of 2007, is incorporated in Bermuda with administrative headquarters in Houston, TX. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2008 and 2007 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

Conference Call

Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s first quarter 2008 performance. Those interested in hearing the conference call may listen via telephone by dialing (888) 680-0890 using pass code 22564778, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 213-4857 and use pass code 22564778.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2008	2007
	(in millions, except per share data)
Revenues	$1,546.1	$1,394.0
Cost of sales	1,022.2	944.9
Selling and administrative expenses	301.5	255.4

Operating earnings	222.4	193.7
Interest expense, net	14.9	12.9

Income before income taxes	207.5	180.8
Income taxes	54.1	48.9

Net income	$153.4	$131.9

Income per Common Share:
Basic	$.87	$.72

Diluted	$.86	$.71

Shares Utilized in Computation of Income Per Common Share:
Basic	177.1 million	183.0 million
Diluted	179.3 million	186.5 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2008	2007
Revenues	100.0%	100.0%
Cost of sales	66.1%	67.8%
Selling and administrative expenses	19.5%	18.3%
Operating earnings	14.4%	13.9%
Income before income taxes	13.4%	13.0%
Net income	9.9%	9.5%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended March 31
Segment Information

	Quarter Ended March 31,
	2008	2007
	(in millions)
Revenues:
Electrical Products	$1,361.6	$1,210.6
Tools	184.5	183.4

Total	$1,546.1	$1,394.0

Segment Operating Earnings:
Electrical Products	$223.5	$193.5
Tools	17.2	21.8

Total Segment Operating Earnings	240.7	215.3
General Corporate Expense	18.3	21.6
Interest expense	14.9	12.9

Income before income taxes	$207.5	$180.8

	Quarter Ended March 31,
	2008	2007
Return on Sales:
Electrical Products	16.4%	16.0%
Tools	9.3%	11.9%
Total Segments	15.6%	15.4%

Impact of Gains from Currency Related and Discrete Tax Items

	Income
	Before	Income	Net	Income Per
	Income Taxes	Taxes	Income	Common Share
				Basic	Diluted
Reported quarter ended March 31, 2008	$207.5	$54.1	$153.4	$.87	$.86
Currency related gains	(5.1)	(1.4)	(3.7)	(.02)	(.02)
Tax benefits	—	4.6	(4.6)	(.03)	(.03)

Excluding adjustments	$202.4	$57.3	$145.1	$.82	$.81

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	December 31,
	2008	2007
	(in millions)
ASSETS
Cash and cash equivalents	$139.2	$232.8
Investments	65.0	93.7
Receivables	1,139.2	1,048.6
Inventories	742.1	643.7
Deferred income taxes and other current assets	290.6	284.2

Total current assets	2,376.1	2,303.0

Restricted cash	5.6	290.1
Property, plant and equipment, less accumulated depreciation	763.1	719.8
Goodwill	2,736.5	2,540.3
Other noncurrent assets	386.9	280.3

Total assets	$6,268.2	$6,133.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$120.7	$256.1
Accounts payable	558.0	533.1
Accrued liabilities	529.0	566.7
Current discontinued operations liability	189.1	179.1
Current maturities of long-term debt	100.1	100.1

Total current liabilities	1,496.9	1,635.1

Long-term debt	1,207.4	909.9
Postretirement benefits other than pensions	81.0	81.4
Long-term discontinued operations liability	330.0	330.0
Other long-term liabilities	426.1	335.2

Total liabilities	3,541.4	3,291.6

Common stock	1.7	1.8
Capital in excess of par value	—	85.7
Retained earnings	2,785.1	2,835.1
Accumulated other nonowner changes in equity	(60.0)	(80.7)

Total shareholders’ equity	2,726.8	2,841.9

Total liabilities and shareholders’ equity	$6,268.2	$6,133.5

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31,	December 31,
	2008	2007
	(in millions where applicable)
Short-term debt	$120.7	$256.1
Current maturities of long-term debt	100.1	100.1
Long-term debt	1,207.4	909.9

Total debt	1,428.2	1,266.1
Total shareholders’ equity	2,726.8	2,841.9

Total capitalization	$4,155.0	$4,108.0

Total debt-to-total-capitalization ratio	34.4%	30.8%
Total debt	$1,428.2	$1,266.1
Less: Cash and cash equivalents	139.2	232.8
Investments	65.0	93.7

Net debt	$1,224.0	$939.6

Total capitalization	$4,155.0	$4,108.0
Less: Cash and cash equivalents	139.2	232.8
Investments	65.0	93.7

Total capitalization net of cash and investments	$3,950.8	$3,781.5

Net debt-to-total-capitalization ratio	31.0%	24.8%

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Quarter Ended March 31,
	2008	2007
	(in millions)
Cash flows from operating activities:
Net income	$153.4	$131.9
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	33.5	28.9
Deferred income taxes	12.3	(4.1)
Excess tax benefits from stock options and awards	(2.7)	(10.4)
Changes in assets and liabilities(1)
Receivables	(35.3)	(93.2)
Inventories	(59.9)	(41.6)
Accounts payable and accrued liabilities	(59.3)	3.2
Other assets and liabilities, net	23.2	59.0

Net cash provided by operating activities	65.2	73.7

Cash flows from investing activities:
Proceeds from short-term investments	29.8	—
Proceeds from cash restricted for business acquisitions	284.5	—
Capital expenditures	(23.6)	(22.1)
Cash paid for acquired businesses	(267.1)	(124.3)
Proceeds from sales of property, plant and equipment and other	0.3	—

Net cash provided by (used in) investing activities	23.9	(146.4)

Cash flows from financing activities:
Proceeds for issuance of debt	297.6	—
Proceeds from debt derivatives	0.5	—
Repayments of debt	(192.8)	(1.0)
Dividends	(38.2)	(38.9)
Purchase of common shares	(266.4)	(39.3)
Excess tax benefits from stock options and awards	2.7	10.4
Proceeds from exercise of stock options	6.0	21.5

Net cash used in financing activities	(190.6)	(47.3)

Effect of exchange rate changes on cash and cash equivalents	7.9	1.3

Decrease in cash and cash equivalents	(93.6)	(118.7)
Cash and cash equivalents, beginning of period	232.8	423.5

Cash and cash equivalents, end of period	$139.2	$304.8

(1) Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Quarter Ended March 31,
	2008	2007
	(in millions)
Net cash provided by operating activities	$65.2	$73.7
Less capital expenditures	(23.6)	(22.1)
Add proceeds from sales of property, plant and equipment and other	0.3	—

Free cash flow	$41.9	$51.6

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